Contact:
--------
Phillip Ramsey
Phillip Ramsey Associates
800-419-7790
phillipramsey@usa.net

LEADING BROADBAND SOLUTIONS PROVIDER EMERGES FROM BANKRUPTCY

CHARLOTTESVILLE, VIRGINIA, JANUARY 4, 2002 - Advanced Radio Telecom has successfully reorganized and emerged from Chapter 11 protection under the reorganization plan approved by the U.S. Bankruptcy Court in Delaware on October 31, 2001. The Company, whose principal assets are licenses providing nationwide 39GHz spectrum coverage, will change its name to First Avenue Networks. The corporate offices will be relocated to Charlottesville, Virginia from Bellevue, Washington.

The Chapter 11 process was swift and resulted in a strong capital structure. Virtually all of the company's debt, preferred stock, and other pre-filing obligations have been converted into equity of the reorganized company. No distribution to former common shareholders was included in the reorganization plan, and all existing ART common shares were canceled.

The reorganization plan provides for the issuance of 20 million shares of common stock. Approximately 6 million shares not held by affiliates will be exempt from registration under the Securities Act of 1933 and, thus, available for resale immediately. First Avenue Networks will be traded on the OTC-BB, beginning approximately January 31st.

First Avenue Networks has a new management team and board of directors. Importantly, First Avenue Networks is unencumbered by operational and financial complexities, placing it far ahead of companies like Winstar and Teligent.

Dean M. Johnson, President and CEO said, "We are open for business and focusing
on customer needs.   We have nationwide coverage of 39GHz spectrum with an
extraordinary presence in metropolitan areas. We aim to use these assets to provide communications solutions for carriers and other wholesale customers."

                                     # # #

The above information includes forward-looking statements regarding securities trading and provision of services. These statements are not guarantees of future performance. Known and unknown risks, uncertainties, and other factors, including without limitation, capital constraints, changes to the strategy and business plan, customer demand, technological risks, ability to manage growth, competition and government regulation may cause actual results to differ materially from the future results implied or expressed in the forward looking statements. The Company does not undertake to update or revise its forward-looking statements publicly even if experience or future changes make clear that any projected results expressed or implied herein will not be realized. The Company intends to publicly announce when it has completed its name change to First Avenue Networks.

                                       2